Reekson Announces Closing on $277.5 Million Acquisition of First
           Mortgage Note Secured by 919 Third Avenue in New York City

(MELVILLE, NEW YORK, June 15,1999) - Reekson Associates Realty Corp. (NYSE: RA) has announced that the Company has closed on the acquisition of the first mortgage note secured by 919 Third Avenue, for a purchase price of approximately $277.5 million. The 919 Third Avenue office tower is a 1.4 million square foot, 42 story, Class A office building located at Third Avenue between 55th and 56th Street in New York City.

Reckson's acquisition of the first mortgage note secured by 919 Third Avenue entities the Company to all of the net cash flow of 919 Third Avenue and to substantial rights with respect to the operation of the property, with the Company anticipating ultimately obtaining title to the property. This transaction is Reckson's first New York City real estate acquisition subsequent to the Company's acquisition of Tower Realty Trust and increases the Company's presence in New York City to approximately 3 million square feet.

Scott Rechler, Reckson's Co-Chief Executive Officer and President commentecl "This transaction continues our value creation strategy into the Manhattan marketplace and demonstrates our ability to source opportunities, create innovative structures and complete transactions in the New York City market."

The property is expected to initially generate an NOI yield of 9.5% until approximately 705,000 square feet is vacated in April of 2000. This space has been re-leased to three high quality tenants. AdditionaUy, Reckson will complete an $90 million repositioning program, including tenant build-out, that is already underway. Once these new tenants take occupancy in the first quarter of 2002, the building will begin to re-stabilize at an approximate 9.5% NOI yield. The yield is expected to increase to 11.5% as below market leases are replaced through 2005.

Reckson is purchasing the first mortgage note for approximately $200 per square foot. After the completion of the repositioning and re-leasing of the vacated space the Company anticipates a total investment cost of $275 per square foot, equivalent to an approximate 35% discount to replacement cost.

Tod Waterman, Managing Director of Reckson's New York City Division, said, "This transaction, involving one of the premier Class A office towers in Manhattan, marks Reckson's strategic entry into the Third Avenue corridor. We now have assets in four key Manhattan submarkets which will allow the Company to participate in the continued strengthening of the New York City market,"

Reekson Associates Realty Corp. is a self-administered and self-managed real estate investment tnist (REIT) specializing in the acquisition, leasing, financing, management and development of office and industrial properties.

Reckson's core growth strategy is focused on the markets surrounding and including New York City. Since the completion of its initial public offering in May 1995, Reckson has acquired, contracted to acquire or developed approximately $2 billion of real estate assets comprising approximately 20.5 million square feet of space.

Reckson is one of the largest publicly traded on-,ners and managers of Class A office and industrial properties in the New York City "Tri-State" area, with 210 properties comprised of approximately 25 million square feet either owned and controlled directly or indirectly, or under contract.

This Information contains forward-looking information that is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the general economic climate; the supply of and demand for office and industrial properties in the New York metropolitan Tri-State area: interest rate levels; the availability of financing, and other risks associated with the development and acquisition of properries, including risks that development may not be completed on schedule, that the tenants will not take occupancy or pay rent, or that development or operating costs maybe greater than anticipated For further information in factors that could impact Reckson, reference is made to Reckson's filings with the Securities and Exchange Commission.